Exhibit 3.2.38

JOE MANCHIN, III Secretary of State State Capitol Building 1900 Kanawha Blvd. East Charleston, WV 25305-0770	[Seal] WEST VIRGINIA ARTICLES OF INCORPORATION	Penney Barker, Team Leader Corporations Division Tel: (304) 558-8000 Fax: (304) 558-5758 www.wvsos.com FILE One Original CTRL # 5 3 6 7 8

The undersigned, acting as incorporator(s) according to West Virginia Code, adopts the following Articles of Incorporation for a West Virginia Domestic Corporation, which shall be perpetual:

1.

The name of the West Virginia corporation shall be:

[This name is your official name and must be used in its entirety when in use unless a trade name is registered with the Office of Secretary of State, according to Chapter 47-8-3 of the West Virginia Code.]

Southern West Virginia Treatment Center, Inc. c/o National Specialty Clinics, Inc.

2.	The address of the principal office of the corporation will be: located in the County of: The mailing address of the above location, if different, will be:	Street:	618 Church Street, Suite 510
		City/State/Zip:	Nashville, Tennessee 37219
		County:	Davidson
Street/Box:
City/State/Zip:

3.

The physical address (not a PO box) of the principal place of business in West Virginia, if any of the corporation will be:

    located in the County of:

The mailing address of the above location, if different, will be:

		Street:	2157 Greenbrier Street
		City/State/Zip:	Charleston WV 25311
		County:	Kanawha
Street/Box:
City/State/Zip:

4.	The name and address of the person to whom notice of process may be sent is:	Name:	Corporation Service Company
		Street:	1600 Laidley Tower
		City/State/Zip:	Charleston, WV 25301

5.	This corporation is organized as: (check one below)

☐	NON-PROFIT, NON-STOCK, (if you plan on applying for 501(c)(3) status with the IRS, you may want to include certain language that is required by IRS to be included in your articles of incorporation)

☒	FOR PROFIT

6.	FOR PROFIT ONLY:

The total value of all authorized capital stock of the corporation will be $-0-.

The capital stock will be divided into 1,000 shares at the par value of $ no par per share.

FORM CD-1	Issued by the Secretary of State, State Capitol, Charleston, WV 25305	Revised 10/02

WEST	VIRGINIA ARTICLES OF INCORPORATION

7.	The purposes for which this corporation is formed are as follows:

(Describe the type(s) of business activity which will be conducted, for example, “agricultural production of grain and poultry”, “construction of residential and commercial buildings”, “manufacturing of food products”, “commercial printing”, “retail grocery and sale of beer and wine”. Purposes may conclude with words “… including the transaction of any or all lawful business for which corporations may be incorporated in West Virginia.”)

Ownership and operation of a dependency treatment center, including the transaction of any and all lawful business for which corporations may be incorporated in West Virginia.

8.	FOR NON PROFITS ONLY: (Check the statement that applies to your entity)

—	Corporation will have no members

—	Corporation will have members

(NOTE) If corporation has one or more classes of members, the designation of a class or classes is to be set forth in the articles of incorporation and the manner of election or appointment and the qualifications and rights of the members of each class is to be set forth in the articles of incorporation or bylaws. If this applies to your entity, you will have to attach a separate sheet listing the above required information, unless it will fit in the space below

9.	The name and address of the incorporator(s) is:

Name	Address	City/State/Zip
Patrick D. Kelly	P.O. Box 1588	Charleston, WV 25326-1588

10.	Contact and Signature Information:

a.	Contact person to reach in case there is a problem with filing: Patrick D. Kelly Phone # 353-8119

b.	Print Name of person who is signing articles of incorporation: Patrick D. Kelly

c.	Signature of Incorporator:	/s/ Patrick D. Kelly	Date: 2/4/03